Exhibit 99.1

NEWS
INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

Catalina Marketing Announces Selection of Investment Banking Firm to Explore Possible Sale

ST. PETERSBURG, FL, December 8, 2006 – Catalina Marketing Corporation (NYSE: POS) announced today that it had engaged Goldman Sachs & Co., as financial advisor, following receipt of an unsolicited expression of interest from a third party private equity firm with respect to the acquisition of the company. The Company’s board of directors formed a special committee which has authorized Goldman Sachs to solicit expressions of interest from other third parties and advise it with respect to the board’s consideration of any expressions of interest and the advisability of pursuing a sale of the company. No decisions with respect to the sale of the company have been made and there can be no assurance that a formal proposal or offer will be presented and, if presented, that a sale transaction will be approved by the board.

As a matter of policy, the company does not comment on or provide the market with updates as to the status of any informal expressions of interest or formal proposals or offers presented to the company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon any rumors with regard to either of the foregoing or make a further announcement regarding the special committee’s consideration of expressions of interest until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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